PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To prospectus dated March 22, 2013)	Registration No. 333-187451

CITIZENS FINANCIAL SERVICES, INC.
AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated March 22, 2013. The purpose of this prospectus supplement is to disclose an amendment to our Amended and Restated Dividend Reinvestment Plan (the “Plan”) that we have approved in accordance with the Plan.

The following amendment to Question 11 of the Plan will take effect on May 8, 2014:

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We will no longer use the daily averages of high and low sales prices of our common stock over a 10-day period to price original issue shares acquired directly from us.  The amendment provides that if no open market purchases are made for the plan for a quarterly or special dividend reinvestment purchase, then the price of shares purchased directly from us is the weighted average trading price for the common stock as it is reported on the OTCQB for the thirty (30) days prior to a dividend payment date for which trades of our common stock have been made.

If you have questions regarding the Plan, you may contact the plan administrator at:

Citizens Financial Services, Inc.
Attention: Shareholder Services
15 South Main Street
Mansfield, PA 16933
Phone: 1-800-326-9486

In reviewing this prospectus supplement, you should carefully consider the matters described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K.  See “Where You Can Find More Information” on page 1 of the prospectus dated March 22, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts, deposits or other obligations of a bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in our common stock involves investment risk, including possible loss of principal.

The date of this prospectus supplement is May 8, 2014.